UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 4, 2010
Biogen Idec Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-19311 (Commission file number)	33-0112644 (IRS Employer Identification No.)

14 Cambridge Center, Cambridge, Massachusetts (Address of principal executive offices)	02142 (Zip Code)
Registrant’s telephone number, including area code (617) 679-2000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On January 3, 2010, the Board of Directors (the “Board”) of Biogen Idec Inc. (the “Company”) elected Caroline D. Dorsa as a Class 2 director (term expires in 2011) to fill a vacancy, effective immediately. Ms. Dorsa will serve as a member of the Finance and Audit Committee of the Board. Upon her election to the Board, Ms. Dorsa was awarded an initial grant of stock options to purchase 35,000 shares of the Company’s common stock, an additional grant of stock options to purchase 2,570 shares of the Company’s common stock, and a grant of 965 restricted stock units, each under the Biogen Idec Inc. 2006 Non-Employee Directors Equity Plan.
On January 4, 2010, the Company announced that James C. Mullen, the Company’s President and Chief Executive Officer, will retire from that position on June 8, 2010, and will retire from the Board of the Company upon the completion of his current term as a director at the Company’s 2010 Annual Meeting of Stockholders. The Company entered into a Transition Agreement with Mr. Mullen on January 4, 2010. Under the Transition Agreement, the Company agreed with Mr. Mullen (i) to continue to pay Mr. Mullen’s current base salary of $1,200,000 through June 8, 2010, (ii) to pay Mr. Mullen a bonus for 2009 calculated as 125% of his 2009 base salary of $1,200,000 multiplied by the Company’s corporate multiplier for 2009 determined based on the Company’s achievement of goals established at the beginning of 2009, (iii) to pay Mr. Mullen a bonus for 2010 calculated as 125% of his prorated base salary, (iv) to vest all of Mr. Mullen’s unvested equity awards on the date of his retirement, (v) to allow Mr. Mullen to exercise his vested stock options until June 8, 2013 or their expiration, whichever is earlier, and (vi) that if the Company makes a public announcement of a transaction that constitutes a change in control prior to June 8, 2010, Mr. Mullen will be entitled to a severance payment in the amount of three times the sum of his annual base salary and target bonus and a related tax payment provided under Section 5(f) of his Employment Agreement upon consummation of the transaction.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biogen Idec Inc.
By:	/s/ Robert A. Licht
Robert A. Licht
Senior Vice President

Date: January 4, 2010